Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
X4 Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Common Stock, $0.001 par value per share, X4 Pharmaceuticals Inc. Amended and Restated 2017 Employee Stock Purchase Plan	Other (2)	5,000,000 (3)	$1.46 (2)	$7,300,000 (2)	0.0001102	$804.46
Equity	Common Stock, $0.001 par value per share, X4 Pharmaceuticals Inc. Amended and Restated 2019 Inducement Equity Incentive Plan	Other (4)	3,324,433 (5)	$1.72 (4)	$5,718,025 (4)	0.0001102	$630.13
Equity	Common Stock, $0.001 par value per share, Inducement Stock Option Grants	Other (6)	647,500 (7)	$1.85 (6)	$1,197,875 (6)	0.0001102	$132.00
Total Offering Amounts					$14,215,900
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due							$1,566.59
(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the X4 Pharmaceuticals, Inc. Amended and Restated 2017 Employee Stock Purchase Plan (the “2017 ESPP”) and the X4 Pharmaceuticals, Inc. Amended and Restated 2019 Inducement Equity Incentive Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are calculated based on 85% of the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq Capital Market on August 7, 2023. Pursuant to the 2017 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the Common Stock on (i) the first trading day of the applicable offering period and (ii) the exercise date.

(3) Represents shares of Common Stock that stockholders of the Registrant approved to be added to the reserve for the 2017 ESPP on June 13, 2023 pursuant to an amendment to the 2017 ESPP.

(4) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are calculated based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq Capital Market on August 7, 2023.

(5) Represents shares of Common Stock added to the Inducement Plan pursuant to resolutions of the Board of Directors of the Registrant on June 13, 2023.

(6) This calculation is made solely for the purpose of determining the registration fee pursuant to the provision of Rule 457(h) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the weighted-average exercise price for the Inducement Grants (as defined below).

Exhibit 107
(7) Represents shares of Common Stock issuable upon the exercise of outstanding stock options granted under the Inducement Plan to new employees as inducement awards in connection with the commencement of employment pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Grants”).